EXHIBIT 10.1

SERIES A PERFERRED TERMINATION, LOAN AND GENERAL RELEASE AGREEMENT

This Series A Preferred Termination and Settlement Agreement (this “Agreement”) is made as of this 26th day of October, 2015, by and between Signal Point Holdings Corp., a company duly organized under the laws of the State of Delaware and all its Subsidiaries (“Borrower”), having a principal place of business Continental Plaza 433 Hackensack Avenue, Hackensack, NJ  07601, and Allied International Fund, Inc., having an office at One Beech Tree Lane, Brookville, NY 11545 (the "Lender"). This Agreement refers to Borrower and Lender individually as a “Party,” and to both entities collectively as the “Parties.”

WHEREAS, Lender and Borrower are parties to that certain Series A Preferred Stock (“Stock”), pursuant to which Lender claims numerous breaches, arrears and other non-curable defaults which Borrower disputes;

WHEREAS, the Parties desire to terminate the Series A Preferred, exchange the amounts owed under the Series A Preferred, transfer Lender’s Security Agreement and file UCCs to become part of an integral to this Agreement and the Note (defined below);

WHEREAS, Borrower is obligated to pay under the Stock certain dividends based upon 1% of the Borrower’s gross revenue or $50,000, whichever is greater, through the term of the Stock;

WHEREAS, Borrower has paid $1,550,000 in dividends as of the date of this Agreement (“Dividends”);

WHEREAS, Borrower contends that the Dividends must be repaid;

WHEREAS, Lender disputes that such Dividends must be repaid and claims that Borrower has failed to pay amounts owed pursuant to the Stock;

WHEREAS, the Parties desire to terminate the Series A Preferred and Exchange in a Tax Free Exchange the amounts legally owed and due under the Series A Preferred to a discounted Term Note (“Note”) attached hereto as Exhibit B;

WHEREAS, Borrower owes and agrees to pay to Lender $2,700,000 under the Note; and

WHEREAS, the Parties desire to amicably resolve the disputes identified in this Agreement on the terms described below, without any admission of liability or fault on the part of either Party;

NOW, THEREFORE, in consideration of the mutual covenants and other good and valuable consideration set forth below, the Parties hereby agree as follows:

AGREEMENT

1.        Settlement.  In exchange for the mutual releases detailed in Section 2 below, the Parties agree:

Stock Cancellation and Exchange: As an inducement to the Lender, the Borrower agrees that it may not prepay the Loan regardless of State, Federal or local laws and statues and waives all defenses and claims related to the right of repayment. Thus, it is mutually agreed that based on the Borrower’s inducement, Lender will discount the amount due and owing.  Borrower acknowledges that as of this date it is mutually agreed that amount owed is a  reduced amount of $2,700,000.00 (the “Reduction of Debt”) with the following understanding: (i) Borrower Agrees that the Lender’s Note bears interest at the rate of 8%  and will be paid over six and a half (6.5) years (interest is included in the amount) in 156 equal bi-monthly installments of $17,305.69 with total Debt payments equaling $2,700,000; and, (ii) Borrower agrees that it cannot prepay this Note before the Maturity Date and, if it does desire to prepay, the prepayment amount will be fixed at $2,700,000, less the actual payments already made; and the UCC’s will be secured at $2,700,000.

a.
Note.  “Note” means that certain Term Note of even date herewith made by the Borrower in favor of the Lender in the original principal amount of $2,700,000, payable in 156 bi-monthly installment Payments of $17,305.69 each as such may be amended, extended and/or restated, and attached hereto as Exhibit B.

b.	Security for Note “Security” means the Security Agreement of July 31, 2015 Exhibit A hereto attached and ALL UCC’s filed in favor of the lender.

c.
Payments to Lender. Commencing November 16th 2015, and on each successive first and fifteenth day of the month (or the next business day thereafter for any day which is a bank holiday)  until the Maturity Date of the Note, Borrower shall pay Lender, via wire transfer to Lender’s designated account, 156 bi-monthly sum of $17,305.69 (the “Payment”).

d.
Note Payments.  The Borrower shall pay all amounts due under this Agreement at the times and places and in the manner provided for herein, and promptly pay when due all other amounts owing to the Lender under the Note.

e.	Application of Bi Weekly Payments. The amount of $17,305.69 of each Payment shall be applied by Lender on account of the Loan in accordance with the principal and interest payments due under the Note.

f.
Maturity Date and Effect of Late Fees or Other Charges. On the Maturity Date, or on such earlier date as required under the terms of the Note or this Agreement, the Borrower shall pay to the Lender the entire then unpaid balance of principal and interest due under the Note.  Upon such payment, Borrower’s obligation to make the Payment shall immediately terminate.  In the event Borrower’s failure to timely make any Payment results in any late fee, default interest rate, or other cost or expense chargeable to Borrower under the Note, then in such event any subsequent Payments received by Lender shall first be applied to make Lender whole with respect to any such fees or charges, then to the principal and interest payment due under the Note, and the balance applied towards the amounts due under the Schedules.

g.
No Prepayment.  In consideration for the Reduction of Debt, Borrower agrees that it shall have no right to prepay the Note in full or in part, for any reason, and may only repay the Note making the Payments as set forth herein, unless expressly agreed in a writing signed by Lender.

h.
Payment of Attorney’s Fees. Within ten (10) business days of this Agreement, the Company shall pay by immediate wire transfer to Lender’s attorney, Peter R. Ginsberg Law, LLC, attorney’s fees in the amount of, $10,000, which represents legal fees related to the Allied Series A Preferred representation.

i.	Security for Note. The obligation under the Note shall be secured by the Security Agreement and UCC’s of July 31, 2015 and the other Loan Documents, as applicable.

j.
Termination of Series A Preferred Stock.  The Parties hereby agree that the Stock is hereby terminated in its entirety.  Lender shall surrender any certificates associated with the stock or certify their destruction in document acceptable to the Borrower.  Lender shall take whatever actions are necessary and execute any documents necessary to effectuate the termination of the Stock. As of the date of this Agreement all obligations of the Borrower under the Stock are null and void.

k.
Stock Cancelation and Term Note Conversion It is mutually agreed that, as inducement for the cancellation of the Stock, and issuance of the Note, that the Parties shall enter into the term note attached hereto as Exhibit B which represents the value of the Stock as determined by the Parties.

2.           Mutual Releases and Indemnification.

a.	Past and Present Claims.

i.
Borrower, on its own behalf and on behalf of its past, present, and future, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, (“Borrower Release Parties”), hereby releases Lender, its Affiliates, and its present, and future shareholders, members, principals, directors, officers, Robert DePalo, Rosemarie DePalo, Elliot Lutzker, Davidoff, Hutcher and Citron LLP, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns (“Lender Released Parties”),  from any and all legal, equitable, or other statutory and common law claims by and between Borrower Release Parties, on the one hand, and Lender Released Parties, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the Stock or payment of Dividends thereunder.

ii.
RoomLinx, Inc., on its own behalf and on behalf of its past, present, and future, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, (“Borrower Release Parties”), hereby releases Lender, its Affiliates, and its present, and future shareholders, members, principals, directors, officers, Robert DePalo, Rosemarie DePalo, Elliot Lutzker, Davidoff, Hutcher and Citron LLP, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns (“Lender Released Parties”),  from any and all legal, equitable, or other statutory and common law claims by and between Borrower Release Parties, on the one hand, and Lender Released Parties, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the Stock or payment of Dividends thereunder.

iii.
Lender, on its own behalf and on behalf of its past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, and assigns, (“Lender Releasing Parties”) hereby releases Borrower and Roomlinx, Inc., and their respective past, present, and future shareholders, members, principals, directors, officers, employees, agents, representatives, attorneys, parent corporations, parent limited liability companies, subsidiaries, affiliates, predecessors, successors, heirs, executors, assigns, Andrew Bressman, Aaron Dobrinsky, Chris Broderick, Anna Setola and Steven Vella (“Borrower Released Parties”) from any and all legal, equitable, or other statutory and common law claims by and between Lender Releasing Parties, , on the one hand, and Borrower Released Parties, on the other, whether known or unknown, suspected or unsuspected, existing at any time up to the Effective Date, that in any way arise out of or relate to the Stock or payments of Dividends thereunder, including any obligation to adopt the Stock on the part of Roomlinx, Inc.

b.	Future Claims. The Parties acknowledge that this Agreement does not release any future claims by and between the Parties arising from this Agreement or the Note.

3.
Non-Taxable Event.  The Parties agree that the termination of the Stock which was a $3,200,000 Secured Debt and exchange the Term Note  obligation of $2,700,000 of the Borrower as set forth in this Agreement and the Note is a non-taxable event under Section 368 (a) (1) (E) of the Internal Revenue Code  of 1986, as amended, or Other applicable code.

4.	Notices.

a.
Notices.  All notices or other communications to be given or that may be given by either Party to the other shall be deemed to have been duly given when made in writing and delivered in person; delivery by a nationally recognized overnight courier service; sent by United States mail, postage prepaid, certified, return receipt requested; or sent via facsimile with confirmation of receipt with a copy to follow through the United States mail as required above, in each case addressed as follows:

If to Borrower:	Attention: Aaron Dobrinsky
Signal Point Communications
433 Hackensack Ave, 6th Floor
Hackensack, New Jersey 07601

With a copy to:	Attention: Legal Department
Signal Point Communications
433 Hackensack Ave, 6th Floor
Hackensack, New Jersey 07601

If to Lender:	Attention: Rosemarie DePalo
Allied International Fund, Inc.
One Beech Tree Lane
Brookville, NY 11545

With a copy to:	Attention: Peter R. Ginsberg
Peter R. Ginsberg Law LLC
80 Pine Street, 33rd Floor
New York, NY 10005

b.
Timing of Delivery.  All such notices or communications shall be deemed given as follows:  (i) if personally delivered, delivered by a nationally recognized overnight courier service, or sent via facsimile with confirmation of receipt with a copy to follow by United States mail, on the date so delivered; or (ii) if mailed by United States mail, postage prepaid, certified, return receipt requested, five (5) calendar days after the date so mailed or on the date the return receipt is signed, whichever is earlier.  The address to which notices or communications may be given to either Party may be changed by written notice given by one Party to the other pursuant to this Section.

5.	Representations and Warranties.

a.
The Borrower represents and warrants to the Lender that it is a duly organized, validly existing company, in good standing under the laws of the State of Delaware or other State as applicable with respect to Subsidiaries or other Guarantors herein or hereafter added, and is in good standing under the laws of each other jurisdiction in which conduct business or owns property requiring such qualification. The Borrower and Lender further represents and warrants as to itself that: (a) it has full power to enter into and perform this Agreement and the Note and other documents to which it is a party and has taken all necessary action to authorize, or to cause, the execution, delivery and performance of this Agreement and the Note; (b) this Agreement and the Note constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their respective terms; (c) the execution, delivery and performance of this Agreement and the Note will not violate any provision of any existing law or regulation applicable to it or its governing documents or of any order or decree of any court, arbitrator or governmental authority or of any contractual undertaking to which it is a party or by which it may be bound; (d) no consents, licenses, approvals or authorizations of, exemptions by or registrations or declarations with, any governmental authority are required with respect to this Agreement or the Note which shall not have been obtained by the closing of this Loan.

b.    Subsidiaries.  The Borrower has the following Subsidiaries.

i)	SignalShare LLC
ii)	SignalShare Software Development Corp
iii)	Signal Point Telecommunications Corp.
iv)	Signal Point Corp

6.	Covenants. The Borrower covenants and agrees with the Lender as follows:

a.      Loan Payments.  The Borrower shall pay all amounts due under this Agreement at the times and places and in the manner provided for herein, and promptly pay when due all other amounts owing to the Lender with respect to fees and otherwise as required by the Note.

7.	Events of Default. The occurrence of any of the following events shall constitute an "Event of Default" under this Agreement:

a.     The Borrower fails to make any Bi Weekly Payments due under this Agreement and Note within ten (10) business days of its due date, and fails to cure such nonpayment within five (5) business days of written notice thereof.

b.     The Borrower fails to make any other payment in respect of this Agreement within five  days (5) of written notice thereof.

c.     Any material representation or warranty contained herein shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made in connection with the execution and delivery of this Agreement or any other instrument, document, certificate or statement executed and delivered in connection with the Agreement shall at any time prove to have been incorrect in any material respect when made.

d.     A Party shall default in the performance of any other term, covenant or agreement contained in this Agreement, which is not remedied within ten (10) days after written notice thereof.

e.      The Borrower shall default under the Note after giving effect to any applicable cure periods.

g.    The Borrower shall be dissolved, shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors; or a trustee, receiver or liquidator shall be appointed for the Borrower or for a substantial part of the property of the Borrower; or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower under the laws of any jurisdiction (provided that, if involuntary, such proceedings shall not be an Event of Default unless they are not stayed or dismissed within forty-five (45) days).

8.
Rights and Remedies on Default.  Upon the occurrence of any Event of Default and at any time thereafter, taking into account any applicable notice, grace or cure period and provided such Event of Default, in the case of payment obligations, is not cured, in addition to any other rights and remedies available to the non-breaching Party under this Agreement or otherwise, such Party may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

a.     Declare the entire unpaid principal amount due Lender then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other indebtedness of the Borrower to the Lender due under or in connection with this Agreement or the Note, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

b.
Enforce the provisions of this Agreement and/or the Note by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the non-breaching Party may recover damages caused by any breach by the other Party of the provisions of this Agreement or the Note, including court costs, reasonable out-of-pocket attorneys' fees and other reasonable out-of-pocket costs and expenses incurred in the enforcement of the obligations under this Agreement.

c.	Exercise all rights and remedies under this Agreement and/or Note and any other applicable agreement; and exercise all other rights and remedies which a Party may have under applicable law.

9.	Dispute Resolution.

a.
Pursuit of Legal and Equitable Remedies.  If a dispute cannot be resolved between the Parties after thirty (30) days of negotiations, a Party may seek all available legal and equitable remedies.  This Agreement shall be governed by the laws of the State of New York, without regard to any conflict of law provisions.  Jurisdiction and venue for any such proceedings shall lie exclusively with state or federal courts with jurisdiction in New York, New York.

b.
Waiver Of Jury Trial.  The Lender and Borrower agree that neither of them nor any assignee or successor shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of, this agreement, any related instruments, any collateral or the dealings or the relationship between them, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived.  The provisions of this paragraph have been fully discussed by the Lender and the Borrower and these provisions shall be subject to no exceptions.  Neither the Lender nor the Borrower has agreed with or represented to the other that the provisions of this paragraph will not be fully enforced in all instances.

c.	Waiver of Defenses. The Borrower waivers all defenses related to Defaults and Non-Payment.

10.
Costs and Expenses.  The Borrower agrees to pay on demand all reasonable and customary out-of-pocket costs and expenses (including, without limitation, the reasonable out-of-pocket fees and reasonable out-of-pocket expenses of legal counsel and independent public accountants) incurred by the Lender in connection with interpreting, administering, preserving, enforcing or exercising any rights or remedies under this Agreement, the Note and any other related documents, all whether or not legal action is instituted

11.	Voluntary Agreement. This Agreement is given voluntarily and without any duress or undue influence on the part of any person, firm, or corporation.

12.
Compromise.  This Agreement compromises and settles claims that are denied and contested. Nothing in this Agreement shall be construed to be an admission by any Party to this Agreement. Each of the Parties denies any liability in connection with any claim and intends hereby solely to avoid litigation. This Agreement shall not be used in any way as evidence against any Party, except for the enforcement of this Agreement.

13.
Successors and Assigns.  The Parties make this Agreement for the benefit of themselves and their past, present, and future agents, representatives, shareholders, principals, attorneys, affiliates, parent corporations, subsidiaries, officers, directors, employees, predecessors, successors, heirs, executors, or assigns; provided that the Borrower may not assign any rights or obligations under this Agreement without the prior written consent of the Lender.  It is agreed that the Lender may assign payments due under the Note to third parties upon reasonable notice to Borrower.

14.
Waivers.  No failure to exercise and no delay in exercising any right, remedy, or power under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, or power under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, or power provided therein or by law or in equity.

15.
Severability.  If for any reason any provision of this Agreement is determined to be invalid or unenforceable, then this Agreement will be deemed amended to the extent necessary to render the otherwise unenforceable provision, and the rest of the Agreement, valid and enforceable.  If a Court declines to amend this Agreement as provided herein, the remaining provisions of this Agreement nevertheless shall be construed, performed, and enforced as if the invalidated or unenforceable provision had not been included in the text of the Agreement.

16.
Authority.  Each Party hereby warrants and represents that it has the authority to enter into this Agreement and is the sole and lawful owner of all rights, title, and interest in and to all matters that each such Party released pursuant to Section 2, and that it has not previously assigned or transferred, or purported to assign or transfer, any of the released matters, in whole or in part, to any other person or entity.

17.
Signatures.  The Parties hereby manifest their assent to the terms of this Agreement by their signatures below. The undersigned represent that they are authorized to execute this Agreement on behalf of the Party on whose behalf they sign. Each of the Parties represents that it has read this Agreement, has had an opportunity to consult with counsel, and signs this Agreement voluntarily on its own behalf.

18.
Entire Agreement.  This Agreement (with all Exhibits attached hereto) contains the entire agreement between the Parties hereto, and supersedes any prior agreement, promise, or understanding related hereto.  No representations, inducements, promises, or agreements, oral or written, between the Parties not embodied herein, shall be of any force or effect.

19.	Amendment of Agreement. This Agreement may be amended, modified, or waived only by a written instrument signed by the Parties hereto.

20.
Headings.  The headings used in this Agreement are inserted only as a matter of convenience and for reference and in no way define, limit, or describe the scope of this Agreement nor the intent of any provision thereof.

21.
Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one instrument.  Executed counterparts may be exchanged by facsimile transmission or in .pdf format via electronic mail to counsel for the Parties.

IN WITNESS THEREOF, the Parties affix their signatures hereto:

BORROWER:

SIGNAL POINT HOLDING CORP

By:  /s/  Aaron Dobrinsky
               Aaron Dobrinsky, CEO

LENDER

ALLIED INTERNATIONAL FUND, INC.

By  /s/  Rosemarie DePalo
              Rosemarie DePalo, CEO

Acknowledged to only as to form and Release in Section 2 i herein and not as a party or obligor under the Agreement,

ROOMLINX, INC. parent of Borrower,

By:  /s/  Aaron Dobrinsky
              Aaron Dobrinsky, CEO

EXHIBIT A
SECURITY AGREEMENT DATED JULY 31, 2015

EXHIBIT B
Allied Term Note